MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANING (this “MOU”) is entered into as of May 1, 2017, by and between SABRA HEALTH CARE REIT, INC., a Maryland corporation (“Sabra”), and GENESIS HEALTHCARE INC., a Delaware corporation (“Genesis”), with reference to the following Recitals:
RECITALS
A.Subsidiaries of Sabra, as landlord (collectively, “Landlord”) and subsidiaries of Genesis, as tenant, (collectively, “Tenant”) are parties to certain Leases and Master Leases (as amended from time to time, collectively, the “Leases”) with respect to certain healthcare facilities (each a “Facility” and, collectively, the “Facilities”). The obligations of Tenants under the Leases have been guaranteed by Genesis, as guarantor (“Guarantor”), pursuant to the terms of each amended and restated guaranty of lease (each a “Guaranty” and, collectively, the “Guaranties”) executed by Guarantor in favor of Landlord.
B.Genesis has requested that Landlord enter into amendments to the Leases and/or Guaranties with respect to Guarantor’s obligations to maintain certain minimum fixed charge coverage requirements (the “Amendments”).
C.As a condition to Landlord’s willingness to execute and deliver the Amendments, the parties have agreed to execute and deliver this MOU with respect to the obligations more specifically set forth herein.
NOW, THEREFORE, in consideration of the recitals set forth above (which by this reference are incorporated herein) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Conditions to Effectiveness of Amendments. As conditions to the effectiveness of the Amendments, Genesis shall:
(a)    Cause Genesis Administrative Services LLC (“GAS LLC”) to execute and deliver a letter of intent with GMF I, LLC with respect to the commitment by Tenant to continue to lease twenty (20) skilled nursing facilities located in Kentucky, Ohio and Indiana (the “Midwest Facilities”) following the sale by Landlord of such Midwest Facilities to GMF I, LLC or its affiliates;
(b)    Execute, together with its affiliate, 656 Dillon Way Operations LLC (“Seller”), that certain Asset Purchase Agreement with Aurora Real Property VPC, LLC, as buyer, with respect to the sale of the skilled nursing facility, its improvements, furniture, fixtures, and equipment known as Aspen Center, located at 656 Dillon Way, Aspen, Colorado; and
(c)    Reimburse Sabra for the amount of $197,591.45 of closing costs and expenses incurred in connection with the sale of Renaissance Terrace located at 257 Patton Lane, Harriman, Tennessee.

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2. Sale or Transfer of Additional Facilities. Genesis hereby acknowledges that Sabra is considering the sale or joint venture of the ownership interest in other Facilities subject to the Leases (the “Additional Dispositions”). In connection with any such Additional Disposition, it may be necessary to (a) create a separate lease or master lease governing Tenant’s lease obligations with respect to such sold or joint ventured property provided that (x) any severance shall not adversely affect Tenant on an aggregate basis, and (y) the terms of such severed leases are substantially the same to the Leases including, but not limited to, the definition of Event of Default in the Lease, except that (A) the Base Rent will be reallocated in accordance with subsection (b) below, and (B) each such severed lease will only be cross-defaulted with the Leases and the other severed leases to the extent the underlying event giving rise to an Event of Default under the applicable severed lease would have constituted an Event of Default under the Leases had the Leases not been severed, and/or (b) reallocate the Base Rent payable under the Leases in such manner as Sabra shall determine in order to more appropriately reflect the economic performance of the assets thereunder so long as such reallocation is not detrimental to Tenant in the aggregate. Genesis acknowledges that certain covenants (including the minimum aggregate maintenance amount, bed closures and regulatory defaults) will be assessed on a stand-alone basis for any Transferred Facilities sold to a party unrelated to Landlord. Accordingly, Landlord shall have the right from time to time during the applicable lease term, by notice to Tenant, to require that Tenant execute an amendment to the applicable Lease pursuant to which one or more facilities (individually, a “Transferred Facility” or collectively, “Transferred Facilities”) are separated and removed from the applicable Lease, and, in such event, simultaneously with the execution of such amendment, Landlord (or the subsequent owner) and Tenant (or its affiliate) shall execute a substitute lease with respect to such Transferred Facilities substantially in the form of, and not materially less favorable to Genesis than, the existing Lease (each a “Substitute Lease”). Although the rent payable with respect to any such Transferred Facilities (including related annual escalators) may increase or decrease from the amount payable by Tenant with respect to such Facilities under the existing Leases, the collective economic terms (including related annual escalators) of any such amendment to a Lease, the related Substitute Lease and any other Lease impacted thereby shall not increase Tenant’s overall payment obligations from the obligations due under the applicable Leases prior to such transaction, except to the extent provided below with respect to deferred maintenance obligations relating to the Transferred Facilities. Accordingly, any difference between the new rent established for the Transferred Facilities and the rent allocable thereto under the existing Leases will either remain in the current Lease to be paid (including related annual escalators) as a continuing obligation under such Lease, or at Sabra’s option may be reallocated to either the Connecticut Master Lease or Other Centers Master Lease (the “Allocation’s Leases”) where such reallocated amounts will be paid under such Lease (including related annual escalators) until such time as that rent obligation would have originally expired on the expiration of the term of the Lease from which such rents were reallocated. Furthermore, but subject to the foregoing, Genesis hereby acknowledges and agrees that it may be necessary to extend the term of the impacted Allocation’s Lease if rent is reallocated from later expiring Leases in order to achieve the aggregate economic neutrality contemplated by the parties hereunder. In connection with any Additional Disposition, Genesis hereby agrees to execute and deliver (i) a new guaranty of lease with respect to the obligations due under the Substitute Lease, and (ii) an amended and restated guaranty of lease with respect to the obligations due under any Leases amended in connection therewith, which new and/or amended and restated guaranty (each a “Substitute Guaranty”), as applicable, shall be substantially in the form of, and not

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materially less favorable to Genesis than, the existing Guaranties. Any Substitute Lease and Substitute Guaranty relating thereto shall be freely transferable by Landlord to any successor to Landlord’s ownership interest in the real and personal property subject thereto.
3.Tenant’s Cooperation with Additional Dispositions. Tenant hereby agrees to use its commercially reasonable efforts to facilitate the sale of additional Facilities, including, without limitation and to the extent applicable, by (a) entering into, and faithfully complying with, commercially reasonable operations transfer agreements (each an “OTA”) with any proposed purchaser thereof (or its designee, and in such capacity, the “New Operator”), which are reasonably acceptable to Tenant and shall, inter alia, (i) provide for the proration of operational revenues and expenses, (ii) include commercially reasonable and customary representations and warranties from Tenant as to physical plant and operational matters and reasonable and customary post-closing indemnities for operational liabilities, including improper billings, from a net-worth entity reasonably acceptable to the New Operator (iii) provide for the conveyance to the New Operator of Tenant’s interest in the personal property at the Facilities as of the closing thereunder (but specifically excluding any IT equipment and any personal property owned by third parties or affiliates of Genesis other than Tenant) for value agreed by Tenant in its reasonable discretion; and (iv) grant the New Operator reasonable access to the Premises and Tenant’s books and records relating to the operations thereof (but specifically excluding the policies and procedure manuals and other proprietary information of Tenant); (b) reasonably cooperating (at New Operator’s sole cost and expense) with the New Operator in connection with its efforts to obtain the licenses, permits and other authorizations needed to operate the applicable Facilities for their current use from and after the sale thereof, including, without limitation, by filing, submitting or otherwise distributing such applications and notices as the New Operator may reasonably request; (c) in Tenant’s capacity as the party in possession of the Facilities, delivering such customary affidavits as the title company handling the sale of the Facilities may reasonably require in order to issue the title policy required under the applicable purchase and sale agreement (“PSA”); and (d) continuing to operate the Facilities in material compliance with all legal and licensing requirements as set forth in the Leases. In addition, if in connection with due diligence of the properties by any New Operator it is reasonably determined pursuant to a third-party property condition report that there are deferred repair and or maintenance obligations with respect to the applicable Facilities that should reasonably have been completed by Tenant under the terms of the Leases, and where New Operator reasonably requests be completed, Tenant shall (i) immediately complete such deferred repair and/or maintenance obligations or (ii) permit Landlord to cause such corrective action to be taken on its behalf. In either event, Tenant or Genesis shall reimburse Sabra for any costs it incurs in connection therewith within 24 months after the occurrence thereof, with such amounts accruing compound interest in the amount of 8% per annum until paid. In the event that Tenant immediately completes such deferred repair and/or maintenance obligations at its sole expense, any such costs incurred by Tenant that exceed more than $1,000 per bed for the applicable Facility will be credited toward the following years’ minimum aggregate capex spend requirement for the leased portfolio.
4.Default. For the avoidance of doubt, if a material default occurs hereunder and such default is not cured within sixty (60) days following written notice thereof, the same shall constitute an Event of Default under the subject Leases and the non-defaulting party’s rights and remedies under such Leases in connection with such default shall survive the expiration of this MOU.

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5.Miscellaneous.
(a)    Within fifteen (15) days following Landlord’s written request therefor, Tenant agrees to reimburse Landlord for its reasonable out of pocket legal fees and costs incurred in connection the execution and delivery of this MOU and the Amendments.
(b)    This MOU shall constitute the entire agreement between the parties with respect to the subject matter hereof. No variation or modification of this MOU shall be valid and enforceable, except by an agreement in writing, executed and approved in the same manner as this MOU.
(c)    If any party commences an action against another other to interpret or enforce any of the terms of this MOU or because of the breach by another party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment.
(d)    This MOU shall inure solely to the benefit of the parties hereto and their respective successors and assigns. No third party shall have the right to derive or claim any benefit hereunder and shall have no right to enforce or rely upon any provision of this MOU.
(e)    This MOU shall be governed by and construed and enforced in accordance with the applicable laws of the state of California, without regard to the conflict of laws rules thereof; provided that that the law of the applicable state or commonwealth shall govern procedures for enforcing, in the respective state or commonwealth, provisional and other remedies directly related to each Facility.
(f)    Each party will, whenever and as often as it shall be reasonably requested so to do by another party, cause to be executed, acknowledged or delivered, any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this MOU.
(g)    This MOU may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document. Any such facsimile documents and signatures shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto.

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IN WITNESS WHEREOF, this MOU has been executed and delivered as of the date first set forth above.
GENESIS:
GENESIS HEALTHCARE, INC.,
a Delaware corporation

By:    /S/ MICHAEL S. SHERMAN
Name:    Michael S. Sherman
Title:    Senior Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

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SABRA:
SABRA HEALTH CARE REIT, INC.,
a Maryland corporation

By:    /S/ HAROLD W. ANDREWS, JR.
Name:    Harold W. Andrews, Jr.
Title:    Chief Financial Officer

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